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Elgin, Illinois                                         Contact Person:
July 31, 2003                                           James J. Kovac
Company Press Release                                   Executive Vice President
                                                        847-741-3900


  EFC BANCORP, INC. ANNOUNCES SECOND QUARTER 2003 OPERATING RESULTS, INCLUDING
                 A 27.8% INCREASE IN DILUTED EARNINGS PER SHARE


         Barrett J. O'Connor, President and Chief Executive Officer of EFC Bancorp, Inc. (AMEX: EFC) (the "Company"), the holding company for EFS Bank (the "Bank"), reported net income for the Company for the three and six months ended June 30, 2003 of $2.0 million and $3.6 million, respectively, compared to $1.6 million and $3.2 million for the comparable prior year periods. For the three and six months ended June 30, 2003 basic earnings per share increased 26.3% and 14.7% to $0.48 and $0.86, respectively from $0.38 and $0.75 for the comparable prior year periods. In addition, for the three and six months ended June 30, 2003 diluted earnings per share increased 27.8% and 12.5% to $0.46 and $0.81, respectively from $0.36 and $0.72 for the comparable prior year periods.

         Total assets at June 30, 2003 were $859.0 million, which represents an increase of $76.6 million, or 9.8%, compared to $782.4 million at December 31, 2002. The increase in total assets was the result of increases in loans receivable of $56.7 million, or 9.5%, to $653.7 million at June 30, 2003 from $597.0 million at December 31, 2002, cash and cash equivalents, which increased $14.7 million, or 44.6%, to $47.5 million at June 30, 2003 from $32.8 million at December 31, 2002 and bank owned life insurance, which increased $5.4 million, or 43.5%, to $17.6 million at June 30, 2003 from $12.2 million at December 31, 2002. These increases were partially offset by the sale of foreclosed real estate of $1.9 million from December 31, 2002 to June 30, 2003 and mortgage-backed securities, which decreased $1.3 million or 7.9% to $14.0 million at June 30, 2003 from $15.3 million at December 31, 2002. The loan growth was funded by increases in deposits and borrowed money. Deposits increased $35.2 million, or 6.7%, to $559.4 million at June 30, 2003 from $524.2 million at December 31, 2002. Borrowed money, representing FHLB advances, increased $39.0 million to $210.8 million at June 30, 2003 from $171.8 million


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at December 31, 2002.

         Stockholders' equity increased $2.0 million to $76.8 million at June 30, 2003 from $74.8 million at December 31, 2002. The increase in stockholders' equity was primarily the result of the Company's net income for the six months ended June 30, 2003 and a $725,000 increase in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio, which were partially offset by stock repurchases and dividends paid. As of June 30, 2003, there were 4,587,799 shares of common stock outstanding, resulting in a book value of $16.75 per share.

         Net interest income before provision for loan losses increased by $730,000, or 13.3%, to $6.2 million for the three months ended June 30, 2003 and $1.3 million, or 11.7% to $12.2 million for the six months ended June 30, 2003 as compared to the respective prior year periods. These increases are primarily due to increases in average interest-earning assets of $109.1 million and $102.1 million for the three and six months ended June 30, 2003, respectively compared to the prior year periods, the effect of which was partially offset by decreases in the average yield on interest-earning assets of 73 basis points and 71 basis points for the comparable time periods. The decreases in the average yield on interest earning assets are due to the overall lower interest rate environment. In addition, average interest-bearing liabilities increased $99.5 million and $92.9 million for the three and six months ended June 30, 2003, respectively compared to the prior year periods. The average cost of interest-bearing liabilities decreased 74 basis points and 69 basis points from the three and six months ended June 30, 2002 to the three and six months ended June 30, 2003, respectively. Interest rate spread increased one basis point to 2.92% for the three months ended June 30, 2003 from 2.91% for the three months ended June 30, 2002 and decreased 2 basis points to 2.92% for the six months ended June 30, 2003 from 2.94 for the six months ended June 30, 2002. In addition, net interest margin decreased eight basis points to 3.25% for the three months ended June 30, 2003 from 3.33% for the three months ended June 30, 2002 and 10 basis points to 3.26% for the six months ended June 30, 2003 from 3.36% for the six months ended June 30, 2002. The average yields, costs and spreads are reported on a tax equivalent basis.

         The provision for loan losses decreased $83,000 to $142,000 for the three months ended June 30, 2003 and $127,000 to $323,000 for the six months ended June 30, 2003, as compared to the prior

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year periods.

         Noninterest income increased $662,000, or 61.1%, to $1.7 million for the three months ended June 30, 2003 from the prior year period. The increase is primarily due to increases of $526,000 in gain on sale of securities, $156,000 in gain on sale of loans and $170,000 in service fees. The gain on sale of securities was an economic decision based on favorable market conditions. These increases were partially offset by decreases of $211,000 in income generated by Computer Dynamics Group, Inc. ("CDGI") and $25,000 in insurance and brokerage commissions. In addition, noninterest income increased $595,000, or 27.5%, to $2.8 million for the six months ended June 30, 2003 from the prior year period. The increase is due to increases of $526,000 in gain on sale of securities, $156,000 in gain on sale of loans and $281,000 in service fees. These increases were partially offset by decreases of $245,000 in income generated by CDGI and $196,000 in insurance and brokerage commissions. The decrease in insurance and brokerage commissions is partially due to the lower interest rate environment.

         Noninterest expense increased by $703,000, or 17.6%, to $4.7 million for the three months ended June 30, 2003 over the comparable period in 2002. Of this increase, $169,000 was directly related to compensation and benefits, and $134,000 was related to office building operations resulting from the costs related to the two new branch offices placed in service over the last year. In addition, expenses relating to advertising increased $131,000 to $250,000 for the three months ended June 30, 2003 from $119,000 for the comparable period in 2002. Noninterest expense increased by $1.2 million, or 14.6%, to $9.2 million for the six months ended June 30, 2003 over the comparable prior year period. Of this increase, $201,000 was directly related to compensation and benefits, $325,000 was related to office building operations resulting from the costs related to the two new branch offices placed in service over the last year and $165,000 was related to advertising.

         As of June 30, 2003, the Company had purchased 204,900 shares at an average price of $17.43 as part of its sixth stock repurchase program. On June 18, 2003, the Company announced an increase in its quarterly dividend to $0.1425 from $0.14 per share. Payment of the cash dividend was made on July 8, 2003 to shareholders of record on June 30, 2003. This represents the Company's eighth increase in the dividend since becoming a public company. The current dividend of $0.1425 represents a 42.5%

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increase  from the initial  dividend the Company declared in March 1999.

         On July 30, 2003 the Company's stock price closed at $19.15 per share on the American Stock Exchange. The Company's price to book value per share ratio and dividend yield totaled 114.3% and 2.95%, respectively.

         EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin, Illinois, with $859.0 million in assets. Its primary subsidiary, EFS Bank, a state chartered financial institution, maintains eight full service offices in Elgin and surrounding communities. New EFS Bank offices are planned for 2004 in St. Charles and Crystal Lake, Illinois.

         For further information about the Company and the Bank visit them on the world wide web at www.efcbancorp.com and www.efsbank.com, respectively.

         EFC Bancorp, Inc. common stock is traded on the American Stock Exchange under the symbol "EFC".

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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PRESS RELEASE DATA
------------------
EFC BANCORP, INC.
AND SUBSIDIARIES


Selected consolidated financial data,
     operating data and selected ratios (Unaudited)
-------------------------------------------------------------------------------------------------------------
                                                                    June 30,        March 31,     December 31,
                                                                      2003            2003           2002
-------------------------------------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA (IN THOUSANDS):
  Total Assets                                                       $ 858,968        810,778        782,376
  Loans receivable, net                                                653,694        620,972        597,049
  Investment securities available-for-sale                              89,654         87,195         87,982
  Mortgage-backed securities available-for-sale                         14,050         16,240         15,256
  Deposits                                                             559,383        545,557        524,190
  FHLB Advances                                                        210,700        179,700        171,700
  Stockholders' equity                                                  76,837         74,791         74,777
  Non-performing assets                                                  2,611          1,729          4,382
  Non-performing loans                                                   2,572          1,729          2,396
  Allowance for loan losses                                              3,465          3,323          3,141

-------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
  Total equity to total assets                                            8.95%          9.22%          9.56%
  Allowance for loan losses as a % of nonperforming assets              132.70%        192.19%         71.68%
  Allowance for loan losses as a % of nonperforming loans               132.72%        192.19%        131.09%
  Allowance for loan losses as a % of loans, net                          0.53%          0.54%          0.53%
  Book value per share                                                 $ 16.75          16.26          16.13
  Market value per share                                                 18.01          19.10          18.25
  Dividends per share (for the quarter ended)                           0.1425         0.1400         0.1375
-------------------------------------------------------------------------------------------------------------





                                                                    Three months ended              Six months ended
                                                                          June 30,                      June 30,
                                                                -------------------------------------------------------
SELECTED CONSOLIDATED OPERATING DATA                                2003          2002           2003           2002
  (IN THOUSANDS, EXCEPT PER SHARE DATA):                        -------------------------------------------------------

  Interest income                                                 $ 11,574        11,206         22,999         22,334
  Interest expense                                                   5,358         5,720         10,799         11,408
                                                                -------------------------------------------------------
    Net interest income before provision for loan losses             6,216         5,486         12,200         10,926
  Provision for loan losses                                            142           225            323            450
                                                                -------------------------------------------------------
    Net interest income after provision for loan losses              6,074         5,261         11,877         10,476
  Noninterest income                                                 1,746         1,084          2,756          2,161
  Noninterest expense                                                4,703         4,001          9,205          8,031
                                                                -------------------------------------------------------
    Income before income tax expense and minority interest           3,117         2,344          5,428          4,606
  Income tax expense                                                 1,133           732          1,877          1,446
                                                                -------------------------------------------------------
    Income before minority interest                                  1,984         1,612          3,551          3,160
  Minority interest                                                     50           (17)            71              3
                                                                -------------------------------------------------------
    Net income                                                     $ 2,034         1,595          3,622          3,163
                                                                =======================================================


  Earnings per share - basic                                        $ 0.48          0.38           0.86           0.75
  Earnings per share - diluted                                        0.46          0.36           0.81           0.72
-----------------------------------------------------------------------------------------------------------------------

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

                                                                  Three months ended            Six months ended
                                                                       June 30,                     June 30,
                                                                ------------------------------------------------------
                                                                     2003          2002           2003           2002
                                                                ------------------------------------------------------

SELECTED RATIOS:
  Return on average assets (1)                                       0.97%         0.89%          0.89%          0.89%
  Return on average equity (1)                                      10.67%         8.96%          9.59%          8.98%
  Noninterest expense to average total assets (1)                    2.25%         2.22%          2.25%          2.27%
  Efficiency ratio (3)                                               59.1%         60.9%          61.6%          61.4%

  Tax Equivalent Net Interest Margin:
  Interest income as stated                                       $ 11,574        11,206         22,999         22,334
  Add: Tax equivalent adjustment - investments (2)                     199           174            412            336
           Tax equivalent adjustment - loans (2)                         1             1              2              9
                                                                 ---------       -------        -------        -------
  Tax equivalent interest income                                  $ 11,774        11,381         23,413         22,679
                                                                 =========       =======        =======        =======

  Net interest margin without tax adjustment (1)                     3.15%         3.22%          3.15%          3.26%
  Net interest margin - tax equivalent (1)(2)                        3.25%         3.33%          3.26%          3.36%
  Yield on interest-earning assets without tax adjustment (1)        5.86%         6.58%          5.95%          6.65%
  Yield on interest-earning assets  - tax equivalent (1)(2)          5.96%         6.69%          6.05%          6.76%
  Yield on interest-bearing liabilities (1)                          3.04%         3.78%          3.13%          3.82%
  Interest rate spread without tax adjustment (1)                    2.82%         2.80%          2.82%          2.83%
  Interest rate spread  - tax equivalent (1)(2)                      2.92%         2.91%          2.92%          2.94%


SELECTED CONSOLIDATED AVERAGE BALANCE DATA (IN THOUSANDS):
                                                                   Three months ended            Six months ended
                                                                        June 30,                     June 30,
                                                                ------------------------------------------------------
                                                                     2003          2002           2003           2002
                                                                ------------------------------------------------------
  Total Assets                                                   $ 835,560       719,692        817,174        707,802
  Loans receivable, net                                            538,990       486,124        531,767        481,438
  Total deposits                                                   515,949       433,108        508,188        422,401
  FHLB advances                                                    188,367       171,700        181,367        174,283
  Stockholders' equity                                              76,255        71,188         75,496         70,434

  (1) Annualized.
  (2) This adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming an effective tax rate of 34.0%.
  (3) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.

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